SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)   June 6, 1996
                                                     -----------------

                      Commission File Number 0-404
                                             -----

                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
               -----------                      ----------

     (State of other jurisdiction of          (I.R.S Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
     -------------------------------------------------------------
     (Address of principal executive officers)         (Zip Code)


                            (203) 665-5000
                            --------------
         (Registrant's telephone number, including area code)


                            Not Applicable
                            --------------
    (Former name of former address, if changed since last report)

Item 5.  Other Events

1.   Nuclear Operations

     Millstone Unit 1, a 660-MW boiling water reactor, and Millstone Unit 2, a 870-MW pressurized water reactor, are each owned 81 percent by The Connecticut Light and Power Company ("CL&P") and 19 percent by Western Massachusetts Electric Company ("WMECO"). Millstone 3, a 1154-MW pressurized water reactor, is jointly owned by CL&P (52.93 percent), WMECO (12.24 percent), Public Service Company of New Hampshire ("PSNH") (2.85 percent) and other New England utilities. CL&P, WMECO and PSNH are subsidiaries of Northeast Utilities ("NU").

     On June 6, 1996, the U. S. Nuclear Regulatory Commission ("NRC") issued a letter to Northeast Utilities Service Company ("Company"), along with a report containing the results of a recently completed NRC inspection of the Millstone 1, 2 and 3 nuclear units. These three nuclear generating facilities are currently off line while the Company takes the steps necessary to respond to a series of earlier NRC letters requesting that the Company submit certain information to the NRC prior to returning these units to service ("the 50.54(f) letters").

     The NRC's recent inspection report identifies a number of specific potential violations of NRC requirements. Five such apparent violations, involving Millstone Units 1 and 2, are being considered by the NRC for escalated enforcement, which could include civil monetary penalties.

     Based on these and other similar findings, the NRC stated in its June 6th letter that it has concluded that the corrective action program at Millstone is not currently effective in resolving identified deficiencies. Under the NRC's regulations, all nuclear licensees are required to establish and maintain a corrective action program to identify and resolve conditions that are adverse to quality. These conditions include equipment failures or malfunctions, defective materials and deviations from license requirements, regulations or procedures. The NRC's June 6 letter indicates that it will require the Company to demonstrate the effectiveness of this program before any of the Millstone units are restarted.

     The NRC's most recent letter also outlines certain inspection activities that it plans to undertake before the Millstone units are restarted. The Company expects that these inspections will be conducted over a period of weeks following submittal of the Company's response to the 50.54(f) letters. Management's currently estimated targets for completing the work necessary to respond to those letters are by mid-July 1996 for Millstone Unit 3, by the end of the third quarter of 1996 for Millstone Unit 2 and by the end of the fourth quarter for Millstone Unit 1.

     The NRC is scheduled to conduct a public meeting on or about June 25, 1996, to discuss the plants that will be removed from, placed on, or remain on, its "watch list" of facilities requiring additional regulatory attention. Management believes that the three Millstone units will remain on the NRC's watch list.

     In addition to the foregoing, the NRC indicated in a letter dated May 21, 1996 that it plans to closely monitor the Company's actions to address the concerns at each of the Millstone units. The NRC also requested that the Company provide a comprehensive list of design and configuration deficiencies identified at the units, along with a description of corrective actions taken or planned to be taken in response. To support its review, the NRC requested in the letter that the Company submit for each Millstone unit a detailed description of the Company's plan for completion of the work required to respond to the NRC's previous requests. The NRC requested that those plans be submitted by June 20 for Millstone 3 and not later than 60 days prior to the proposed restart of Millstone 1 and 2, respectively. After a preliminary review of these plans, the NRC will hold a public meeting to facilitate its staff's review.

     Management cannot predict at this time the results of the NRC's future inspection activities, the duration of the process for addressing the NRC's June 6 letter to the NRC's satisfaction, the processes by which the NRC will make its determinations that the various Millstone units are ready to restart, or the dates that the Millstone units will either return to service or be removed from the NRC's watch list. It is possible that the process will include public hearings and meetings with or briefings of NRC commissioners.

     The incremental direct and replacement power costs associated with the current Millstone outages will depend on the length of time that each unit remains out of service, which is not known at this time. As of June 13, 1996, NU's management has identified approximately $60 million of direct costs for projects associated with the extended outages (the majority of which are for projects which have been accelerated from planned future outages), and an additional approximately $40 million of direct costs specifically associated with the NRC reviews. The corresponding amounts for CL&P and WMECO are $48 million and $32 million, and $12 million and $8 million, respectively. It is likely these costs will increase as additional projects are identified by NU or the NRC. NU had reserved approximately $38 million, of which CL&P's share was $31 million and WMECO's share was $7 million, in the first quarter of 1996 with respect to the costs associated with the NRC reviews.

     Combined replacement power costs for the three Millstone units are estimated at $21 million to $27 million per month.

     Management believes there is a risk, particularly in Connecticut, that it will be difficult to meet peak demand this summer if all three Millstone units, and perhaps CY, are out of service during the hottest weather. To reduce this risk, the NU system is taking a range of demand and supply actions. The aggregate cost of these actions in 1996 is estimated to be $45 million for NU, the majority of which will be expended in Connecticut.

     On May 17, 1996, the NRC issued to the Company a letter indicating that recent inspections of the Connecticut Yankee ("CY") nuclear unit revealed issues that were similar to those previously identified at Millstone Station. In light of these findings, the NRC requested that CY submit by May 30, 1996 a comprehensive list of design and configuration deficiencies identified at CY, along with a description of the actions taken in response to the deficiencies.

     On May 30, 1996, CY filed with the NRC the information requested in the NRC's May 17th letter. In its response, CY expressed its view that although several specific issues identified at CY are similar to those at Millstone Unit 1, the findings do not reach the same level as those identified at that facility. Further, CY stated its belief that the fundamental problems that exist at Millstone Unit 1 are not present at CY. Management cannot, at this time, predict the NRC's response to CY's filing. The NRC has indicated that it will schedule a public meeting to facilitate its review of the submittal. Operations at CY have not been restricted by these developments.

     CY, a 575-MW pressurized water reactor, is jointly owned by CL&P (34.5 percent), WMECO (9.5 percent), PSNH (5.0 percent) and other New England utilities.

     Management cannot predict the possible loss or range of loss any company may incur as a result of NRC actions related to the operation of the Millstone units or CY. Management believes that there is a significant exposure to nonrecovery of material amounts of the total incremental costs.

     For further information, see "Electric Operations - Nuclear Operations" in NU's, CL&P's, WMECO's and PSNH's 1995 Form 10-K, Form 8-K dated March 30, 1996, and Form 10-Q for the quarterly period ended March 31, 1996.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
                          ---------------------------------------
                                        Registrant




Date  June 14, 1996             By  /s/John H. Forsgren
     ------------------            ------------------------------------
                                   John H. Forsgren
                                   Executive Vice President and
                                   Chief Financial Officer